UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 23, 2016

Impax Laboratories, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34263	65-0403311
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30831 Huntwood Avenue, Hayward, CA	94544
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(510) 240-6000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On November 23, 2016, the Board of Directors (the “Board”) of Impax Laboratories, Inc. (the “Company”), upon the recommendation of the Nominating Committee of the Board, appointed J. Kevin Buchi as a director of the Company, effective immediately. The Board expanded its size from eight to nine members and appointed Mr. Buchi to fill the newly created seat. Mr. Buchi will serve on the Board until the 2017 Annual Meeting of Stockholders and until his successor is duly elected and qualified, or his earlier death, resignation or removal or services as a director otherwise concludes.
Mr. Buchi, age 61, has served as President and Chief Executive Officer and a member of the board of directors of TetraLogic Pharmaceuticals Corporation (Nasdaq: TLOG), a clinical-stage biopharmaceutical company, since August 2013. Prior to such time, Mr. Buchi served as Corporate Vice President, Global Branded Products of Teva Pharmaceutical Industries Ltd. (NYSE: TEVA), a pharmaceutical company (“Teva”), from October 2011 to May 2012. Prior to his position at Teva, Mr. Buchi served as Chief Executive Officer of Cephalon, Inc. (formerly Nasdaq: CEPH), a pharmaceutical company subsequently acquired by Teva (“Cephalon”), from December 2010 to October 2011, and held various positions at Cephalon including Chief Operating Officer from January 2010 to December 2010 and Chief Financial Officer from 1996 to 2009. Since April 2013, he has served as a director on the board and as a member of the remuneration and nominating committee and audit committee of the board of Benitec Biopharma Ltd. (Nasdaq: BNTC), a biotechnology company headquartered in Australia. Mr. Buchi has previously served on the board and committees of various pharmaceutical and biotechnology companies including: the board and the audit committee of EPIRUS Biopharmaceuticals, Inc. (formerly Nasdaq: EPRS), a biopharmaceutical company, from June 2013 to July 2016; the board and the compensation committee of Alexza Pharmaceuticals, Inc. (formerly Nasdaq: ALXA), a pharmaceutical company focused on the acute treatment of central nervous system conditions (subsequently acquired), from January 2013 to June 2016; the board and the audit committee of Forward Pharma A/S (Nasdaq: FWP), a biotechnology company founded in Denmark, from December 2012 to May 2016; the board and the audit, compensation and nominating and corporate governance committees of Stemline Therapeutics, Inc. (Nasdaq: STML), a clinical stage biopharmaceutical company, from March 2012 to May 2016; and the board and audit committee of Meslobast Limited, an Australian securities exchange listed biotechnology company, from 2010 to 2012. Mr. Buchi received his B.A. degree from Cornell University and a Masters of Management from the J.L. Kellogg Graduate School of Management at Northwestern University.
Mr. Buchi is entitled to receive the Company’s standard non-employee director compensation and in connection with his appointment as a new member of the Board, Mr. Buchi was granted options to purchase 20,445 shares of the Company’s common stock and 8,020 shares of restricted stock (collectively, the “Award”) on November 23, 2016 (the “Grant Date”) under the Company’s Third Amended and Restated 2002 Equity Incentive Plan with the Award vesting (and with respect to the options, becoming exercisable and any risk of forfeiture lapsing) on the earlier of the (i) first anniversary of the Grant Date and (ii) one day before the date of the Company’s next annual meeting of stockholders, subject to Mr. Buchi’s continued tenure through each respective vesting date and with the options having a ten-year term.
There are no arrangements or understandings between Mr. Buchi, on the one hand, and any other person, on the other hand, pursuant to which Mr. Buchi was elected as a director, and the Company believes there are no transactions in which Mr. Buchi has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On and effective November 23, 2016, the Board amended the amended and restated bylaws of the Company, as amended (the “Bylaws”). The amendment to the Bylaws (“Amendment No. 6”) amends Article III, Section 14 of the Bylaws to increase the maximum number of directors authorized to serve on the Board from eight to nine. As amended, this section provides that the authorized number of directors shall be no less than one nor more than nine.

The foregoing summary of the Amendment No. 6 does not purport to be complete and is qualified in its entirety by reference to Amendment No. 6, a copy of which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits.
The following exhibit is filed herewith.

Exhibit No.	Description
3.1	Amendment No. 6 to the Amended and Restated Bylaws of Impax Laboratories, Inc., as amended effective November 23, 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 28, 2016		Impax Laboratories, Inc.
	By:	/s/ Bryan M. Reasons
Bryan M. Reasons
Senior Vice President, Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amendment No. 6 to the Amended and Restated Bylaws of Impax Laboratories, Inc., as amended effective November 23, 2016